L:\secfiles\8-k\1997\release\2ndqtrPR.doc


                       SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C. 20549-1004





                                    FORM 8-K
                   CURRENT REPORT PURSUANT TO SECTION 13 OF
                     THE SECURITIES EXCHANGE ACT OF 1934



          Date of Report
(Date of earliest event reported) July 14, 1997
                                  ----------------




                           GENERAL MOTORS CORPORATION
            -----------------------------------------------------
            (Exact name of registrant as specified in its charter)




      STATE OF DELAWARE                 1-143                 38-0572515
----------------------------   -----------------------    -------------------
(State or other jurisdiction   (Commission File Number)   (I.R.S. Employer
 of incorporation)                                         Identification No.)




   100 Renaissance Center, Detroit, Michigan                 48243-7301
3044 West Grand Boulevard, Detroit, Michigan                 48202-3091
--------------------------------------------                 ----------
  (Address of principal executive offices)                   (Zip Code)







Registrant's telephone number, including area code       (313)-556-5000
                                                         --------------

















                                    - 1 -
ITEM 5. OTHER EVENTS

         On July 16, 1997, a news release was issued on the subject of second quarter consolidated earnings for General Motors (GM). The news release did not include financial statement footnotes and certain other financial information that will be filed with the Securities and Exchange Commission at a later date. The GM news release and related news releases for second quarter earnings of Hughes Electronics Corporation (Hughes), dated July 15, 1997, and General Motors Acceptance Corporation (GMAC), dated July 16, 1997, respectively, were as follows:

                                GM NEWS RELEASE

       GM REPORTS ALL-TIME-RECORD QUARTERLY EARNINGS PER SHARE OF $2.68
FOR THE SECOND QUARTER OF 1997. CONSOLIDATED NET INCOME TOTALED $2.1 BILLION.

      DETROIT -- General Motors Corporation reported today that earnings per share of GM $1-2/3 par value common stock totaled $2.68 in the second quarter of 1997 -- the highest for any quarter in the corporation's history. Consolidated net income for the period totaled $2.1 billion. That compares with $1.9 billion, or $2.63 per share, in the year-ago period. Excluding the $490 million after-tax unfavorable impact of strike-related production losses in the second quarter of 1997, and the favorable impact of special items (see "Special Items") consolidated income would have totaled $2.2 billion, or $2.88 per share.

      "GM's results on both a reported and adjusted basis are a further indication of our operating and financial strength," GM Chairman and Chief Executive Officer John F. Smith, Jr., said.

      "It's significant that, even though strike-related losses hit the bottom line pretty hard in the second quarter, we still earned a substantial amount of money during the period," he said.

      "I wish we could have avoided the strikes," Smith said, "but we have to make GM competitive, and we need local labor agreements that are consistent with that objective. We think that's really the only way we can provide the long-term prosperity for our people and the unions that represent them, as well as our shareholders."

      Smith cited GM's strong cash position -- $14.9 billion at the end of the second quarter -- as another sign of GM's financial strength. "The continued strong cash generation of our operations made it possible to fund our capital-spending programs and acquisition activities during the quarter, keep an appropriate level of cash reserves, and at the same time continue to repurchase shares of GM common stock during the second quarter." (See "GM Consolidated Financial Data.")

      Significant highlights for the second-quarter of 1997 from the automotive sectors included the following:

      - GM North American Operations (GM-NAO) reported net income of $474 million in the second quarter of 1997, compared with net income of $705 million in the second quarter of 1996. The 1997-second-quarter results included an unfavorable $375 million after-tax impact due to strike-related production losses.



                                    - 2 -

      - Delphi Automotive Systems (Delphi) reported net income of $310 million in the second quarter of 1997, compared with net income of $355 million in the second quarter of 1996. The 1997-second-quarter results included an unfavorable $85 million after-tax impact stemming from strike-related production losses.


      - GM International Operations (GMIO) reported net income of $488 million in the second quarter of 1997, compared with net income of $424 million in the prior-year period. The second-quarter-1997 results included a favorable $103 million after-tax gain related to the sale of GM Europe's share of Avis Europe.

      Highlights  of   second-quarter-1997   results   reported  by  GM's  major
subsidiaries included the following:

      - General Motors Acceptance Corporation (GMAC) reported net income of $338 million for the second quarter of 1997, compared with net income of $350 million in the second quarter of 1996.

      - Hughes Electronics Corporation (Hughes) reported second-quarter-1997 earnings of $542 million, compared with earnings of $306 million in the prior-year period. The second quarter of 1997 included a $318 million after-tax gain related to the merger of the satellite service operations of Hughes and PanAmSat Corporation, and an unfavorable $30 million after-tax effect of the strike-related production losses at Hughes' Delco Electronics unit.

      (See additional information in sections detailing individual automotive sector results, "Special Items," "Strike-Related Impact," "Update on Hughes Transactions," and "Highlights.")

GM CONSOLIDATED FINANCIAL DATA (with financing & insurance operations on an equity basis)

      The corporation's pretax income was $2.646 billion in the second quarter of 1997, compared with $2.605 billion in the second quarter of 1996.

      The corporation's after-tax net-profit margin -- net income as a percentage of net sales and revenues -- was 5.3 percent in the second quarter of 1997, compared with 4.7 percent in the second quarter of 1996. Excluding both the unfavorable strike-related impact and the favorable special items, the second-quarter-1997 net-profit margin would have been 5.2 percent.

      GM's cash position remained strong during the second quarter of 1997. Cash and marketable securities totaled $14.9 billion at June 30, 1997, compared with $13.0 billion at June 30, 1996, and $14.6 billion at March 31, 1997.

      In the second quarter of 1997, GM used approximately $469 million to acquire more than 8.3 million shares of GM $1-2/3 par value common stock under the corporation's stock-repurchase program announced in January. A total of $2.0 billion in cash was used to repurchase 35.5 million shares during the first half of 1997, completing 80 percent of the $2.5 billion repurchase program.

                                    - 3 -

      Net sales and revenues in the second quarter of 1997 totaled $39.7 billion, compared with $40.2 billion in the same period last year.

      Following is a summary of financial performance for GM's automotive business sectors (see "Highlights" for additional information):

GM NORTH AMERICAN OPERATIONS (GM-NAO)

      GM North American Operations' second-quarter-1997 net income totaled $474 million, compared with $705 million in the second quarter of 1996.

      Excluding the $375 million after-tax unfavorable impact of strike-related production losses in the second quarter of 1997, net income would have totaled $849 million.

      GM-NAO reported pretax income of $683 million in the second quarter of 1997, compared with $1.1 billion in the prior-year period.

      GM-NAO's net-profit margin was 1.8 percent in the second quarter of 1997, compared with 2.6 percent in the prior-year period. Excluding the unfavorable strike-related impact, the second-quarter-1997 net-profit margin would have been
3.1 percent.

      "Second quarter earnings were significantly impacted by the strike-related work stoppages at the Oklahoma City and Pontiac East assembly plants, as well as an increase in vehicle incentives," Smith said. "But to put the quarter into perspective, without the impact of the work stoppages, GM-NAO's second-quarter earnings would have been its best performance for any quarter in more than 10 years."

      The second-quarter results were favorably affected by the improved profitability of GM's new vehicles and better manufacturing and engineering efficiencies.

      Smith said, "GM-NAO continues to build basic earnings power, increase its financial strength, and is establishing an excellent foundation for the future."

      GM vehicle deliveries in the United States in the second quarter of 1997 totaled 1,252,000 units, which resulted in a 30.5-percent share of the U.S. vehicle market, compared with 1,374,000 units, and a 32.0-percent share in the second quarter of 1996. (See additional information in "Highlights."). Although the market share is down compared with the second quarter of 1996, even with the impact of the strikes that resulted in the loss of 96,000 units of production, the second-quarter-1997 penetration represented a slight increase over the 30.2-percent market share in the first quarter of 1997.

      Increased market penetration is anticipated in the second half of 1997 with improved inventory of GM's newest products in North America, including the Pontiac Grand Prix, Buick Park Avenue and Century, Cadillac Catera, Chevrolet Malibu and Venture, Oldsmobile Cutlass and Silhouette, and Pontiac Trans Sport, which continue to gain share in their respective market segments.

DELPHI AUTOMOTIVE SYSTEMS (DELPHI)

      Delphi Automotive Systems reported net income of $310 million in the second quarter of 1997, compared with net income of $355 million in the second quarter of 1996. The second-quarter-1997 results would have totaled $395 million, excluding the $85 million after-tax unfavorable strike-related impact.
                                    - 4 -

      Delphi reported pretax income of $468 million in the second quarter of 1997, compared with pretax income of $528 million in the prior-year period.

      Delphi's net-profit margin was 4.6 percent in the second quarter of 1997, compared with a net-profit margin of 4.9 percent in the prior-year period.
Excluding the unfavorable strike-related impact, the second-quarter-1997 net-profit margin would have been 5.6 percent.

      Delphi's second-quarter sales to customers outside the GM-NAO vehicle groups increased more than $170 million compared with the prior-year period and represented approximately 37 percent of total sales, including all joint ventures.

      During the second quarter of 1997, Delphi continued its drive to strategically grow its operations worldwide through various activities, including acquisitions, alliances and joint ventures in Central and Eastern Europe, Asia and the United States.

      Smith said Delphi's global growth is well planned. "Delphi has long been committed to being the leader in all of its product lines as well as following its customers around the world. They continue to effectively implement this strategy and as a result, Delphi is becoming an even stronger sector."

GM INTERNATIONAL OPERATIONS (GMIO)

      GM International Operations reported net income of $488 million for the second quarter of 1997, compared with net income of $424 million in the same period of 1996.

      The second-quarter-1997 results included a $103 million after-tax gain related to the sale of GM Europe's share of Avis Europe (see "Special Items").

      GMIO reported pretax income of $727 million in the second quarter of 1997, compared with pretax income of $629 million in the second quarter of 1996.

      The net-profit margin for GMIO was 5.0 percent in the second quarter of 1997, compared with 4.7 percent in the prior-year period. Excluding the favorable impact of the above-mentioned sale of interest in Avis Europe, the second-quarter-1997 net-profit margin would have been 4.0 percent.

      Including the favorable impact of the Avis Europe transaction, GM's automotive operations in Europe reported net income of $312 million in the second quarter of 1997, compared with net income of $319 million in the second quarter of 1996.

      "Continuing the trend from the first quarter, the lower second-quarter earnings reflect higher sales incentives and increased advertising expenditures associated with intensely competitive market conditions," Smith said.

      For the remainder of GM International Operations, which include the Latin American and Asia and Pacific Operations, net income totaled $176 million in the second quarter of 1997, compared with $105 million in the prior-year period. The increased earnings in the second quarter of 1997 were primarily due to increased volume in Latin America.

SPECIAL ITEMS

      The second-quarter-1997-results were affected by special items, which included:

      - $318 million after-tax gain, or $0.33 per share of GM $1-2/3 par value common stock, and $0.80 per share of GM Class H common stock, related to the merger of the satellite service operations of Hughes and PanAmSat Corporation.

      - $103 million after-tax gain, or $0.14 per share of GM $1-2/3 par value common stock, related to the sale of GM Europe's equity interest in Avis Europe.

STRIKE-RELATED IMPACT

      The second-quarter-1997 results also included the $490 million after-tax unfavorable impact ($0.67 per share of GM $1-2/3 par value common stock) of strike-related production losses at two key assembly plants.

      A strike by local union members in Oklahoma City, Okla., halted production of Chevrolet Malibu and Oldsmobile Cutlass models between April 4, 1997, and May 27, 1997. A separate strike by workers at a Pontiac, Mich., truck-assembly plant, shut down operations there beginning April 22, 1997.

      The work stoppages resulted in an estimated loss of 96,000 units of production during the second quarter of 1997, with the following sector-specific after-tax approximate effects: GM-NAO, $375 million; Delphi, $85 million, and the Delco Electronics unit of Hughes, $30 million.

      The estimated unfavorable impact does not take into account the effect of possible recoveries that may occur through truck-production increases that GM is likely to pursue at various facilities in future periods.

UPDATE ON HUGHES TRANSACTIONS

      General Motors received a ruling from the Internal Revenue Service on July 14, 1997, that GM's contemplated spin-off of the defense business of Hughes Electronics would be tax-free to GM and its stockholders.

      The spin-off of the Hughes defense business to holders of GM $1-2/3 par value, and GM Class H common stocks, and its subsequent merger with Raytheon Company, are part of a series of related transactions announced by GM and Hughes in January 1997. The other related elements include the transfer of Delco Electronics from Hughes Electronics to GM's Delphi Automotive Systems, and the recapitalization of GM Class H common stock into a GM tracking stock linked to the telecommunications and space business of Hughes Electronics.

      The planned transactions must be approved by holders of GM $1-2/3 par value and Class H common stocks, among a number of other conditions. In addition, the merger of the Hughes defense business and Raytheon is subject to antitrust clearance and approval by Raytheon stockholders. GM expects to solicit stockholder approval for these transactions during the fourth quarter of 1997.


                                    # # #

     HIGHLIGHTS - Q2 Financial Results
     (Dollars in Millions Except
     Per Share Amounts)               Three Months Ended
                                           June 30,
                                   ----------------------
                                        1997         1996
     ----------------------------  ---------   ----------

     Net sales and revenues
     Manufactured products            $39,724     $40,169
     Financial services                 3,204       3,125
     Other income                       2,218       1,486
                                    --------     --------
       Total net sales and revenues   $45,146     $44,780
                                    --------     --------
     .....................................................
     Total net sales and revenues(1)  $39,741     $40,182
     Gross profit margin percentage(1)   17.0%       17.6%
     .....................................................
     Income from continuing operations
       before income taxes(1)          $2,646      $2,605
     Effective income tax rate(1)        34.4%       34.0%
     .....................................................
     Income from continuing
       operations                      $2,098      $2,096
     Loss from discontinued
       operations                           -        (209)
                                     --------    --------
       Consolidated net income         $2,098      $1,887
                                     ========    ========
     Net profit margin(1)                5.3%         4.7%
                                     ========    ========
     .....................................................
     Earnings (Loss) Attributable to Common Stocks
       $1-2/3 par value(2)             $1,941      $1,986
       Class E                              -        (194)(3)
       Class H                            137          75
     .....................................................
     Earnings (Loss) Per Share Attributable to Common Stocks
       $1-2/3 par value(2)              $2.68       $2.63
       Class E                              -       (0.41)(3)
       Class H                           1.35        0.77
     .....................................................
     Cash Dividends Per Share of Common Stocks
       $1-2/3 par value                 $0.50       $0.40
       Class E                              -        0.15
       Class H                           0.25        0.24
      .....................................................
     Book Value Per Share of Common Stocks
                        June 30    Dec. 31     June 30
                          1997      1996         1996
                        --------   -------     --------
       $1-2/3 par value  $29.99     $27.95      $24.79
       Class H           $14.99     $13.97      $12.40
     ....................................................



   See footnotes beginning on page 11.


                                                                       continues

     HIGHLIGHTS - Q2 Financial Results
     (Dollars in Millions)           Three Months Ended
                                           June 30,
                                   ----------------------
                                         1997         1996
      ----------------------------  ---------   ----------
     Major Business Sector Results
       GM-NAO:
         Net sales and revenues       $25,823     $26,929
                                      ======       ======
         Pre-tax income                  $683      $1,074
         Income tax expense               225         387
         Equity income                     16          18
                                      ------       ------
           GM-NAO net income             $474        $705
                                      ------       ------
       Delphi:
         Net sales and revenues        $6,778      $7,307
                                      ======       ======
         Pre-tax income                  $468        $528
         Income tax expense               170         184
         Minority interests                 5          (5)
         Equity income                      7          16
                                      ------       ------
           Delphi net income             $310        $355
                                      ------       ------
       GMIO:
         Net sales and revenues        $9,711      $9,101
                                      ======       ======
         Pre-tax income                  $727        $629
         Income tax expense               233         209
         Minority interests                 7          (3)
         Equity income (loss)             (13)          7
                                      ------       ------
           GMIO net income(4)            $488        $424
                                      ------       ------
       GMAC net income                   $338        $350
       Hughes earnings                    542         306
       Other(5)                           (54)        (44)
                                      ------       ------
         Income from continuing
           operations                   2,098       2,096
                                      ------       ------
       Loss from discontinued
           operations                       -        (209)
                                      ------       ------
         Consolidated net income       $2,098      $1,887
                                      ======       ======
     .....................................................


   See footnotes beginning on page 11.

                                                                       continues

     HIGHLIGHTS - Q2 Strike-Related and Special Items
     (Dollars in Millions Except
      Per Share Amounts)
                                     Three Months Ended
                                          June 30,

                                   ----------------------
                                        1997         1996
                                   ---------   ----------
      Strike-Related and Special Items Analysis

       Income from continuing
         operations                    $2,098      $2,096
         Work stoppages (6)              (490)          -
                                       ------       ------
            Subtotal                    2,588       2,096
         PanAmSat merger (7)              318           -
         Avis Europe (8)                  103           -
                                       ------       ------
       Income from continuing operations
         -excluding strike-related
            and special items          $2,167      $2,096
                                      ======       ======
      .....................................................

      $1-2/3 EPS Impact of Strike-Related and Special Items

       Attributable to continuing
         operations                     $2.68       $2.65
         Work stoppages (6)             (0.67)          -
                                       ------       ------
            Subtotal                     3.35        2.65
         PanAmSat merger (7)             0.33           -
         Avis Europe (8)                 0.14           -
                                        -----       ------
       Attributable to continuing
         operations - excluding
         strike-related and special
         items                          $2.88       $2.65
                                        =====      ======
       .....................................................

     See footnotes beginning on page 11.

                                   continues

     HIGHLIGHTS - Q2 Operating Information
                                      Three Months Ended
                                          June 30,
                                   ----------------------
                                        1997         1996
                                   ---------   ----------
     Worldwide Wholesale Sales (Units in 000s)
       United States:   Cars             705          814
                        Trucks           536          575
                                     -------      -------
         Total United States           1,241        1,389
       Canada and Mexico                 174          137
                                     -------      -------
           Total North America         1,415        1,526
       International                     836          788
                                     -------      -------
             Total Worldwide           2,251        2,314
                                     =======      =======
     ....................................................
     Vehicle Unit Deliveries (Units in 000s)
     United States
       Chevrolet - Cars                  254          337
                 - Trucks                384          394
       Pontiac                           169          162
       GMC                               124          126
       Buick                             118          129
       Oldsmobile                         81           97
       Saturn                             69           77
       Cadillac                           45           45
       Other                               8            7
                                      ------        -----
         Total United States           1,252        1,374
     Canada and Mexico                   162          131
                                      ------       ------
         Total North America           1,414        1,505
                                      ------       ------
     International
       Europe                            492          491
       Latin America, Africa, and the
         Middle East                     203          168
       Asia and Pacific                  134          152
                                      ------       ------
         Total International             829          811
                                      ------       ------
             Total Worldwide           2,243        2,316
                                      ======       ======
     ....................................................
     Market Share
       United States
         Cars                           32.2%         34.7%
         Trucks                         28.5%         28.5%
           Total                        30.5%         32.0%
       Western Europe                   11.5%         11.1%
       Latin America                    19.2%         19.7%
       Asia and Pacific                  4.3%          4.6%
             Total Worldwide            16.4%         17.3%
     ....................................................
     U.S. Retail/Fleet Mix
       % Fleet Sales - Cars             26.4%         28.3%
       % Fleet Sales - Trucks           15.8%         13.3%
       Total Vehicles                   21.8%         22.5%
     ....................................................
     Days Supply of Inventory -- U.S.
     Gross Landed Stock
       Cars                               84            70
       Trucks                            105            88
     ....................................................
     Capacity Utilization %
     U.S. and Canada (2-shift rated)    91.9%         93.3%
     ....................................................
     Retail Incentives (9)($ per unit)
       GM-NAO                         $1,060          $695
       GM Europe                        $554          $495
     ....................................................
     See footnotes beginning on page 11.
                                                                       continues

     HIGHLIGHTS - Q2 Operating Information
     (Dollars in Millions Except
      Per Share Amounts)              Three Months Ended
                                          June 30,
                                   ----------------------
                                        1997         1996
                                   ---------   ----------
     Depreciation and amortization(1)
       Depreciation                   $1,076       $1,000
       Amortization of special tools     790          824
       Amortization of intangible
         assets                           52           25
                                       -----        -----
                                      $1,918       $1,849
                                       =====        =====
     ....................................................
     Worldwide Employment at June 30 (in 000s)
       GM-NAO                            243          256
       Delphi                            176          179
       GMIO                              114          109
       GMAC                               18           17
       Hughes                             88           84
       Other                              10           11
                                         ---          ---
       Employees associated with
         continuing operations           649          656
                                         ---          ---
     ....................................................
     Worldwide Payrolls-Continuing
       Operations                     $7,631       $7,432
     ....................................................
     (1) Calculated with financing and insurance operations on an equity basis.
     (2) $1-2/3 par value includes:
                                        Three Months Ended
                                              June 30,
                                        -------------------
                                          1997          1996
                                         -----         -----
           Earnings (loss) attributable to:
           Continuing operations         $1,941       $2,001
           Discontinued operations            -          (15)
                                        -------      -------
             Net earnings                $1,941       $1,986
                                        =======      =======
           Earnings (loss) per share attributable to:
           Continuing operations          $2.68        $2.65
           Discontinued operations            -        (0.02)
                                         ------      -------
             Net earnings per share       $2.68        $2.63
                                         ======      =======
     (3) Through the June 7, 1996 split-off date.
     (4) GMIO Includes:                  Three Months Ended
                                              June 30,
                                         ------------------
                                         1997           1996
                                         ----           ----
                        GM Europe        $312           $319
                        Other GMIO       $176           $105
     (5) Includes Allison Transmission Division, GM Locomotive Group, and purchase accounting adjustments, as well as certain tax and foreign exchange items not allocated to any one business sector.
     (6) Strike-related work stoppages had an unfavorable effect of $490 million after taxes, or $0.67 per share of GM $1-2/3 par value common stock on the second quarter 1997 results.
     (7) Second quarter 1997 included a gain of $318 million after taxes, or $0.33 per share of GM $1-2/3 par value common stock, related to the merger of the satellite service operations of Hughes and PanAmSat Corporation.
     (8) Second quarter 1997 results included a gain of $103 million after taxes, or $0.14 per share of GM $1-2/3 par value common stock, related to the sale of GM Europe's equity interest in Avis Europe.
     (9) Amounts reported for 1996 have been restated to reflect the methodology used to calculate Retail Incentives for the 1997 period.
                               - 11 -

     HIGHLIGHTS - 6 Months Financial Results
     (Dollars in Millions Except
     Per Share Amounts)                 Six Months Ended
                                           June 30,
                                   ----------------------
                                        1997         1996
     ----------------------------  ---------   ----------

     Net sales and revenues
       Manufactured products          $77,164     $74,826
       Financial services               6,401       6,304
       Other income                     3,822       2,892
                                     --------    --------
         Total net sales and
           revenues                   $87,387     $84,022
                                     --------    --------
     .....................................................
     Total net sales and revenues(1)  $77,198     $74,854
     Gross profit margin percentage(1)  17.1%        15.5%
     .....................................................
     Income from continuing operations
       before income taxes(1)          $4,756      $3,290
     Effective income tax rate(1)       34.5%        34.0%
     .....................................................
     Income from continuing
       operations                      $3,894      $2,896
     Income from discontinued
       operations                           -          10
                                     --------    --------
       Consolidated net income         $3,894      $2,906
                                     ========    ========
     Net profit margin(1)                5.0%         3.9%
                                     ========    ========
     .....................................................
     Earnings Attributable to Common Stocks
       $1-2/3 par value(2)             $3,658      $2,700
       Class E                              -          15(3)
       Class H                            196         151
     .....................................................
     Earnings Per Share Attributable to Common Stocks
       $1-2/3 par value(2)              $4.98       $3.57
       Class E                              -        0.04(3)
       Class H                           1.94        1.55
     .....................................................
     Cash Dividends Per Share of Common Stocks
       $1-2/3 par value                 $1.00       $0.80
       Class E                              -        0.30
       Class H                           0.50        0.48
      .....................................................


      See footnotes on page 15.


                                                                       continues

     HIGHLIGHTS - 6 Months Financial Results
     (Dollars in Millions)              Six Months Ended
                                            June 30,
                                   ----------------------
                                        1997         1996
     ----------------------------  ---------   ----------
     Major Business Sector Results
       GM-NAO:
         Net sales and revenues       $50,682     $48,612
                                       ======      ======
         Pre-tax income                $1,810        $557
         Income tax expense               603         165
         Equity income                     31          34
                                       ------      ------
           GM-NAO net income           $1,238        $426
                                       ------      ------
       Delphi:
         Net sales and revenues       $13,442     $13,496
                                       ======      ======
         Pre-tax income                  $705        $649
         Income tax expense               242         231
         Minority interests                 6          (4)
         Equity income                     21          20
                                       ------      ------
           Delphi net income             $490        $434
                                       ------      ------
       GMIO:
         Net sales and revenues       $17,994     $18,098
                                       ======      ======
         Pre-tax income                $1,200      $1,209
         Income tax expense               397         379
         Minority interests                10          (6)
         Equity income (loss)              (8)         32
                                       ------      ------
           GMIO net income(4)            $805        $856
                                       ------      ------
       GMAC net income                   $710        $659
       Hughes earnings                    777         618
       Other(5)                          (126)        (97)
                                       ------      ------
         Income from continuing
           operations                   3,894       2,896
                                       ------      ------
       Income from discontinued
         operations                         -          10
                                       ------      ------
         Consolidated net income       $3,894      $2,906
                                       ======      ======


      See footnotes on page 15.


                                                                       continues

     HIGHLIGHTS - 6 Months Operating Information
                                      Six Months Ended
                                          June 30,
                                   ----------------------
                                        1997         1996
                                   ---------   ----------
     Worldwide Wholesale Sales (Units in 000s)
       United States:   Cars           1,403        1,405
                        Trucks         1,090        1,035
                                     -------      -------
         Total United States           2,493        2,440
       Canada and Mexico                 324          252
                                     -------      -------
           Total North America         2,817        2,692
       International                   1,619        1,580
                                     -------      -------
             Total Worldwide           4,436        4,272
                                     =======      =======
     ....................................................
     Vehicle Unit Deliveries (Units in 000s)
     United States
       Chevrolet - Cars                  505          600
                 - Trucks                742          766
       Pontiac                           314          289
       GMC                               233          235
       Buick                             205          225
       Oldsmobile                        146          171
       Saturn                            129          141
       Cadillac                           87           86
       Other                              14           13
                                      ------        -----
         Total United States           2,375        2,526
     Canada and Mexico                   283          234
                                      ------       ------
         Total North America           2,658        2,760
                                      ------       ------
     International
       Europe                            958          980
       Latin America, Africa, and
         the Middle East                 365          328
       Asia and Pacific                  294          310
                                      ------       ------
         Total International           1,617        1,618
                                      ------       ------
             Total Worldwide           4,275        4,378
                                      ======       ======
     ....................................................
     Market Share
       United States
         Cars                           31.9%        33.6%
         Trucks                         28.6%        29.2%
           Total                        30.4%        31.6%
       Western Europe                   11.5%        12.1%
       Latin America                    18.8%        19.8%
       Asia and Pacific                  4.2%         4.5%
             Total Worldwide            15.7%        16.6%
     ....................................................
     U.S. Retail/Fleet Mix
       % Fleet Sales - Cars             26.4%        26.8%
       % Fleet Sales - Trucks           14.8%        12.4%
       Total Vehicles                   21.4%        21.0%
     ....................................................
     Capacity Utilization %
     U.S. and Canada (2-shift rated)    93.6%        81.0%
     ....................................................
     Retail Incentives(6)($ per unit)
       GM-NAO                           $962         $652
       GM Europe                        $556         $460
     ....................................................

     See footnotes on page 15.


                                                                       continues

     HIGHLIGHTS - 6 Months Operating Information
     (Dollars in Millions Except
     Per Share Amounts)                 Six Months Ended
                                           June 30,
                                   ----------------------
                                        1997         1996
                                   ---------   ----------
     Depreciation and amortization(1)
       Depreciation                   $2,127       $1,989
       Amortization of special tools   1,577        1,585
       Amortization of intangible
         assets                           93           63
                                       -----        -----
                                      $3,797       $3,637
                                       =====        =====
     ....................................................
     Worldwide Payrolls-Continuing
       Operations                     $15,364     $14,972
     ....................................................
     (1) Calculated with financing and insurance operations on an equity basis.
     (2) $1-2/3 par value includes:
                                       Six Months Ended
                                           June 30,
                                   ----------------------
                                        1997         1996
                                   ---------   ----------
           Earnings (loss) attributable to:
           Continuing operations       $3,658      $2,705
           Discontinued operations          -          (5)
                                        -----       -----
             Net earnings              $3,658      $2,700
                                        =====       =====
           Earnings (loss) per share attributable to:
           Continuing operations        $4.98       $3.58
           Discontinued operations         -        (0.01)
                                        -----       -----
             Net earnings per share     $4.98       $3.57
                                        =====       =====
     (3) Through the June 7, 1996 split-off date.
     (4) GMIO includes:                 Six Months Ended
                                            June 30,
                                   ----------------------
                                        1997         1996
                                   ---------   ----------
                        GM Europe       $461         $604
                        Other GMIO      $344         $252
     (5) Includes Allison Transmission Division, GM Locomotive Group, and purchase accounting adjustments, as well as certain tax and foreign exchange items not allocated to any one business sector.
     (6) Amounts reported for 1996 have been restated to reflect the methodology used to calculate Retail Incentives for the 1997 period.

                 GENERAL MOTORS CORPORATION AND SUBSIDIARIES

                       CONSOLIDATED STATEMENTS OF INCOME
                                  (Unaudited)

                                    Three Months Ended      Six Months Ended
                                         June 30,               June 30,
                                       1997       1996        1997       1996
                                     -------    -------      ------     ------
                                 (Dollars in Millions Except Per Share Amounts)
Net sales and revenues
Manufactured products                $39,724   $40,169     $77,164     $74,826
Financial services                     3,204     3,125       6,401       6,304
Other income                           2,218     1,486       3,822       2,892
                                     -------   -------     -------     -------
    Total net sales and revenues      45,146    44,780      87,387      84,022
                                      ------    ------      ------      ------

Costs and expenses
Cost of sales and other operating charges,
  exclusive of items listed below 33,008 33,116 64,038 63,247 Selling, general, and administrative
  expenses                             3,984     3,578       7,575       6,648
Depreciation and amortization expenses 3,101     3,018       6,166       5,990
Interest expense                       1,500     1,414       2,961       2,835
Plant closing expense                      -         -          80           -
Other deductions                         320       452         568         866
                                    --------  --------    --------     -------
    Total costs and expenses          41,913    41,578      81,388      79,586
                                      ------    ------      ------      ------

Income from continuing operations
  before income taxes and minority
  interests                            3,233     3,202      5,999        4,436
Income taxes                           1,153     1,098       2,142       1,530
Minority interests                        18        (8)         37         (10)
                                     ------- ---------     -------   ---------
Income from continuing operations      2,098     2,096       3,894       2,896
Income (loss) from discontinued
  operations                               -      (209)          -          10
                                     -------  --------   ---------    --------
    Net income                         2,098     1,887       3,894       2,906

Dividends on preference stocks            20        20          40          40
                                     -------   -------     -------     -------
    Earnings on common stocks         $2,078    $1,867      $3,854      $2,866
                                       =====     =====       =====       =====

Earnings attributable to common stocks
  $1-2/3 par value from continuing
     operations                       $1,941    $2,001      $3,658      $2,705
  Loss from discontinued operations        -       (15)          -          (5)
                                      ------   -------   ---------     -------
    Net earnings attributable to
      $1-2/3 par value                $1,941    $1,986      $3,658      $2,700
                                      ======    ======      ======      ======
  Income (loss) from discontinued operations
    attributable to Class E           $    -     $(194)     $    -       $  15
                                       =====       ===       =====        ====
  Net earnings attributable to Class H  $137       $75        $196        $151
                                         ===        ==         ===         ===

Average number of shares of common
  stocks outstanding (in millions)
    $1-2/3 par value                     724       756         736         756
    Class E                                -       479           -         470
    Class H                              101        98         101          98

Earnings per share attributable to common
  stocks
  $1-2/3 par value from continuing
     operations                        $2.68      $2.65       $4.98      $3.58
  Loss from discontinued operations        -      (0.02)          -      (0.01)
                                     -------       ----     -------       ----
    Net earnings attributable to
      $1-2/3 par value                 $2.68      $2.63       $4.98      $3.57
                                       =====      =====       =====      =====
  Income (loss) from discontinued operations
    attributable to Class E         $      -     $(0.41)   $      -      $0.04
                                     =======       ====     =======       ====
  Net earnings attributable to Class H $1.35      $0.77       $1.94      $1.55
                                        ====       ====        ====       ====

Cash dividends per share of common
  stocks
    $1-2/3 par value                    $0.50     $0.40        $1.00     $0.80
    Class E                         $      -      $0.15    $      -      $0.30
    Class H                             $0.25     $0.24        $0.50     $0.48

                 GENERAL MOTORS CORPORATION AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                               June 30,              June 30,
                                                 1997    Dec. 31,      1996
                                             (Unaudited)   1996     Unaudited)
                                                   (Dollars in Millions)
                                     ASSETS
Cash and cash equivalents                      $11,674    $14,063     $12,461
Other marketable securities                      9,343      8,199       5,903
                                               -------    -------     -------
  Total cash and marketable securities          21,017     22,262      18,364

Finance receivables - net                       60,357     57,550      58,432
Accounts and notes receivable (less allowances)  7,461      6,557       7,249
Inventories (less allowances)                   13,528     11,898      11,755
Contracts in process (less advances and
   progress payments)                            2,264      2,187       2,440
Deferred income taxes                           19,291     19,510      20,415
Equipment on operating leases (less accumulated
  depreciation)                                 32,300     30,112      28,944
Property
  Real estate, plants, and equipment            69,671     69,770      68,386
  Less accumulated depreciation                (40,911)   (41,298)    (41,299)
                                                ------     ------      ------
      Net real estate, plants, and equipment    28,760     28,472      27,087
  Special tools - net                            8,893      9,032       8,324
                                               -------    -------     -------
        Total property                          37,653     37,504      35,411

Intangible assets - net                         15,029     12,691      10,282
Other assets - net                              23,005     21,871      19,605
                                              --------   --------    --------
    Total assets                              $231,905   $222,142    $212,897
                                               =======    =======     =======

                      LIABILITIES AND STOCKHOLDERS' EQUITY

Liabilities
   Accounts payable (principally trade)        $14,197    $14,221     $13,231
   Notes and loans payable                      89,918     85,300      80,756
   Deferred income taxes                         4,199      3,207       3,424
   Postretirement benefits other than pensions  44,007     43,190      42,393
   Pensions                                      7,774      7,599       6,442
   Other liabilities and deferred credits       46,661     45,115      45,628
                                              --------   --------     -------
    Total liabilities                          206,756    198,632     191,874
                                               -------    -------     -------

   Minority interests                              716         92         163
   Redeemable preferred stock of subsidiary        402          -           -

Stockholders' equity
  Preference stocks                                  1          1           1
   Common stocks
    $1-2/3 par value (issued, 721,480,932;
      756,619,625; and 756,619,913 shares)       1,202      1,261       1,261
    Class H (issued, 101,641,092;
      100,075,000 and 98,853,477 shares)            10         10          10
   Capital surplus (principally additional
     paid-in capital)                           17,250     19,189      19,080
   Retained earnings                             9,201      6,137       4,773
                                               -------    -------      ------
      Subtotal                                  27,664     26,598      25,125
   Minimum pension liability adjustment         (3,490)    (3,490)     (4,742)
   Accumulated foreign currency translation
     adjustments                                  (642)      (113)         44
   Net unrealized gains on investments in certain
    debt and equity securities                     499        423         433
                                               -------    -------    --------
      Total stockholders' equity                24,031     23,418      20,860
                                                ------     ------      ------
      Total liabilities and stockholders'
        equity                                $231,905   $222,142    $212,897
                                               =======    =======     =======

                 GENERAL MOTORS CORPORATION AND SUBSIDIARIES

               CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                  (Unaudited)

                                                    Six Months Ended June 30,
                                                        1997          1996
                                                      (Dollars in Millions)

Net cash provided by operating activities             $9,670        $9,583
                                                      ------         -----

Cash flows from investing activities
  Expenditures for property                           (4,268)       (4,313)
  Investments in companies, net of cash acquired      (1,509)          (54)
  Investments in other marketable securities
    - acquisitions                                   (18,147)      (10,177)
  Investments in other marketable securities
    - liquidations                                    17,595         9,862
  Finance receivables - acquisitions                 (79,997)      (73,871)
  Finance receivables - liquidations                  63,304        56,095
  Proceeds from sales of finance receivables          12,930        18,466
  Operating leases - acquisitions                    (10,649)       (9,724)
  Operating leases - liquidations                      6,227         5,701
  Special inter-company payment from EDS                   -           500
  Other                                                  914           798
Net cash used in investing activities                (13,600)       (6,717)
                                                      ------        ------

Cash flows from financing activities
  Net increase (decrease) in loans payable             3,269        (3,610)
  Increase in long-term debt                           8,485        10,155
  Decrease in long-term debt                          (7,061)       (6,862)
  Proceeds from issuing common stocks                    281           191
  Repurchases of common stocks                        (2,292)            -
  Cash dividends paid to stockholders                   (829)         (837)
  Proceeds from sale of minority interest in DIRECTV(R)    -           138
                                                       ------       ------
Net cash provided by (used in) financing activities    1,853          (825)
                                                       -----        ------

Effect of exchange rate changes on cash and
   cash equivalents                                     (312)         (179)
                                                       -----         -----
Net cash (used in) provided by continuing operations  (2,389)        1,862
Net cash provided by discontinued operations               -           103
                                                       -----        ------
Net (decrease) increase in cash and cash equivalents  (2,389)        1,965
Cash and cash equivalents at beginning of the period  14,063        10,496
                                                      ------        ------
Cash and cash equivalents at end of the period       $11,674       $12,461
                                                      ======        ======
























                                     - 18

                 GENERAL MOTORS CORPORATION AND SUBSIDIARIES

   To facilitate analysis, the following sections present the financial statements for the Corporation's manufacturing, wholesale marketing, defense, and electronics operations with the financing and insurance operations (primarily GMAC) reflected on an equity basis. This is the same basis and format used in years prior to the Corporation's adoption of SFAS No. 94, Consolidation of All Majority-Owned Subsidiaries.

Consolidated Statements of Income With Financing and Insurance Operations on an Equity Basis (Unaudited)
                                    Three Months Ended     Six Months Ended
                                         June 30,              June 30,
                                       1997       1996        1997      1996
                                    ------------------     ------------------
                                           (Dollars in Millions)
Net sales and revenues               $39,741   $40,182     $77,198    $74,854
                                      ------    ------      ------     ------

Costs and expenses
Cost of sales and other operating charges,
  exclusive of items listed below 32,998 33,127 64,022 63,251 Selling, general, and administrative
  expenses                             3,290     2,955       6,174      5,403
Depreciation and amortization expenses 1,918     1,849       3,797      3,637
Plant closing expense                      -         -          80          -
                                      ------    ------      ------     ------
  Total costs and expenses            38,206    37,931      74,073     72,291
                                      ------    ------      ------     ------

Operating income                       1,535     2,251       3,125      2,563
Other income less income deductions    1,330       583       2,069      1,152
Interest expense                        (219)     (229)       (438)      (425)
                                      ------    ------      ------     ------
Income from continuing operations before
  income taxes, minority interests, and earnings
  of nonconsolidated affiliates        2,646     2,605       4,756      3,290
Income taxes                             909       886       1,639      1,120
                                      ------    ------       -----      -----
Income from continuing operations before
  minority interests and earnings of
  nonconsolidated affiliates           1,737     1,719       3,117      2,170
Minority interests                        18        (8)         37        (10)
Earnings of nonconsolidated affiliates   343       385         740        736
                                      ------    ------      ------     ------
Income from continuing operations      2,098     2,096       3,894      2,896
Income (loss) from discontinued
  operations                               -      (209)          -         10
                                      ------    ------      ------     ------
  Net income                          $2,098    $1,887      $3,894     $2,906
                                       =====     =====       =====      =====

  Net profit margin (1)                  5.3%      4.7%        5.0%       3.9%

(1) Net profit margin represents net income as a percentage of net sales and revenues.

                 GENERAL MOTORS CORPORATION AND SUBSIDIARIES

Consolidated Balance Sheets With Financing and Insurance Operations on an Equity Basis
(Unaudited)
                                           June 30,      Dec. 31,    June 30,
                                             1997          1996       1996
                                          ----------    ---------    --------
                                                   (Dollars in Millions)

                                     ASSETS

Cash and cash equivalents                 $10,855       $13,320       $11,501
Other marketable securities                 4,062         3,642         1,538
                                          -------       -------       -------
  Total cash and marketable securities     14,917        16,962        13,039
Accounts and notes receivable (less allowances)
  Trade                                     5,887         4,909         5,846
  Nonconsolidated affiliates                1,478           927         2,413
Inventories (less allowances)              13,528        11,898        11,755
Contracts in process (less advances and
  progress payments)                        2,264         2,187         2,440
Equipment on operating leases (less accumulated
  depreciation)                             4,047         3,918         3,747
Deferred income taxes and other             3,161         3,140         5,412
                                          -------       -------       -------
    Total current assets                   45,282        43,941        44,652
Equity in net assets of nonconsolidated
  affiliates                               10,061         9,855         9,761
Deferred income taxes                      19,692        20,075        17,981
Other investments and miscellaneous assets 13,586        11,712        12,225
Property - net                             37,211        37,156        35,200
Intangible assets -net                     14,864        12,523        10,116
                                         --------      --------      --------
    Total assets                         $140,696      $135,262      $129,935
                                          =======       =======       =======

                      LIABILITIES AND STOCKHOLDERS' EQUITY

Accounts payable                          $11,235       $11,527       $10,559
Loans payable                               1,281         1,214         1,155
Accrued liabilities and customer deposits  31,431        29,822        29,011
                                           ------        ------        ------
    Total current liabilities              43,947        42,563        40,725
Long-term debt                              5,967         5,192         5,264
Capitalized leases                            188           198           175
Postretirement benefits other than pensions41,393        40,578        39,791
Pensions                                    5,822         5,966         5,349
Other liabilities and deferred income taxes16,385        15,650        15,959
Deferred credits                            1,845         1,605         1,649
                                         --------      --------      --------
    Total liabilities                     115,547       111,752       108,912
                                          -------       -------       -------
Minority interests                            716            92           163
Redeemable preferred stock of subsidiary      402             -             -
Stockholders' equity                       24,031        23,418        20,860
                                         --------      --------      --------
    Total liabilities and stockholders'
      equity                             $140,696      $135,262      $129,935
                                          =======       =======       =======

                 GENERAL MOTORS CORPORATION AND SUBSIDIARIES

Condensed Consolidated Statements of Cash Flows With Financing and Insurance Operations on an Equity Basis (Unaudited)

                                                            Six Months Ended
                                                                June 30,
                                                            1997       1996
                                                          (Dollars in Millions)

Net cash provided by operating activities                  $7,479    $6,048
                                                            -----     -----

Cash flows from investing activities
  Expenditures for property                                (4,070)   (4,176)
  Investments in companies, net of cash acquired           (1,509)      (54)
  Investments in other marketable securities - acquisitions(7,963)   (5,261)
  Investments in other marketable securities - liquidations 7,543     4,917
  Operating leases - acquisitions                          (2,610)   (2,065)
  Operating leases - liquidations                           1,667     2,826
  Special inter-company payment from EDS                        -       500
  Other                                                       (69)      202
                                                          -------    ------
Net cash used in investing activities                      (7,011)   (3,111)
                                                            -----     -----

Cash flows from financing activities
  Net increase (decrease) in loans payable                     66    (1,034)
  Increase in long-term debt                                  195     1,898
  Decrease in long-term debt                                  (37)     (760)
  Proceeds from issuing common stocks                         281       191
  Repurchases of common stocks                             (2,292)        -
  Cash dividends paid to stockholders                        (829)     (837)
  Proceeds from sale of minority interest in DIRECTV            -       138
                                                         --------      ----
Net cash used in financing activities                      (2,616)     (404)
                                                            -----      ----

Effect of exchange rate changes on cash and cash
  equivalents                                                (317)    (182)
Net cash (used in) provided by continuing operations       (2,465)    2,351
Net cash provided by discontinued operations                    -       103
Net (decrease) increase in cash and cash equivalents       (2,465)    2,454
Cash and cash equivalents at beginning of the period       13,320     9,047
Cash and cash equivalents at end of the period            $10,855   $11,501

                         HUGHES ELECTRONICS CORPORATION
                                  NEWS RELEASE

      Los Angeles, July 15, 1997 - Hughes Electronics Corporation (Hughes) today announced second quarter revenues of $4,755.7 million, an increase of 17.4% over revenues of $4,050.6 million for the same period in 1996. The 1997 second quarter revenues included a $489.7 million pre-tax gain related to the recently completed PanAmSat merger.

      Second quarter earnings, before the effects of purchase accounting adjustments related to General Motors' (GM) acquisition of Hughes Aircraft Company, were $541.4 million, an increase of 76.6% from the $306.6 million reported in the second quarter of 1996. Earnings per share increased 75.3% to $1.35 per share from $0.77 per share in 1996. The 1997 second quarter earnings included a $318.3 million after-tax gain ($0.80 per share) recognized in connection with the PanAmSat merger.

      Operating profit (excluding GM purchase accounting adjustments) was $339.1 million for the second quarter, a 24.7% decline from the $450.4 million reported during the comparable period in 1996. The operating profit margin on the same basis was 8.0% for the quarter compared with 11.2% in the second quarter of 1996.

      C. Michael Armstrong, Hughes Chairman and Chief Executive Officer, said the second quarter sales increase was primarily attributable to "continued
DIRECTV(R) subscriber growth in the United States and Latin America, and increased sales in newer defense information systems and services programs, which more than offset the decline in Delco Electronics revenues due to strike-related production losses at two key GM assembly plants." Mr. Armstrong further stated that earnings, excluding the gain recognized in connection with the PanAmSat merger, declined principally due to lower operating margins at Delco Electronics as a result of reduced GM production volumes related to the work stoppages, and continued price reductions.

                           Six-Month Financial Review

      For the first six months of 1997, revenues were $8,893.8 million, a 14.3% increase from the $7,782.6 million reported in the first half of 1996. This growth was primarily the result of the gain recognized in connection with the PanAmSat merger, DIRECTV subscriber growth, the build-up of newer defense programs, and increased sales of commercial satellites which more than offset the first quarter 1996 gain related to the sale of 2.5% of DIRECTV to AT&T.

      Operating profit (excluding GM purchase accounting adjustments) for the first six months of 1997 was $663.9 million compared with $835.6 million in the same period last year. The operating profit margin on the same basis for the first six months of 1997 was 7.9% compared with 10.9% in the prior year's period. These reductions were principally the result of lower margins in the Automotive Electronics segment mostly due to price reductions, increased DIRECTV expenses resulting from the change in the amortization period adopted in the first quarter of 1997 for certain subscriber acquisition costs in the United States, start-up operating losses related to the DIRECTV service in Latin America, and lower wireless telecommunications equipment sales and margins.

      Earnings (excluding GM purchase accounting adjustments) increased 25.6% to $776.6 million in the first six months of 1997 compared with $618.3 million reported during the same period in 1996. Earnings per share increased 25.2% to $1.94 from $1.55 per share in the first six months of 1996. The earnings increase was principally due to the gain recognized upon completion of the PanAmSat merger which more than offset the reduced operating profit and first quarter 1996 gain from the sale of 2.5% of DIRECTV to AT&T.

                              Transactions Update

      General Motors received a ruling from the Internal Revenue Service on July 14, 1997 that GM's contemplated spin-off of the Hughes defense business would be tax-free to GM and its stockholders.

      The spin-off of the Hughes defense business to holders of GM $1-2/3 par value, and GM Class H common stocks, and its subsequent merger with Raytheon Company, are part of a series of related transactions announced by GM and Hughes in January 1997. The other related elements include the transfer of Delco Electronics from Hughes to GM's Delphi Automotive Systems, and the recapitalization of GM Class H common stock into a GM tracking stock linked to the telecommunications and space businesses of Hughes.

      The planned transactions must be approved by holders of GM $1-2/3 par value and Class H common stocks, among a number of other conditions. In addition, the merger of the Hughes defense business and Raytheon is subject to antitrust clearance and approval by Raytheon stockholders. GM expects to solicit stockholder approval for these transactions during the fourth quarter of 1997.

                   Segment Financial Review: Second Quarter

                          TELECOMMUNICATIONS AND SPACE

      Revenues for the quarter were $1,618.8 million, an increase of 72.1% over revenues of $940.8 million reported in last year's second quarter. Excluding the $489.7 million pre-tax gain related to the PanAmSat merger, revenues increased 20.0%. This growth was primarily due to continued expansion of the DIRECTV subscriber base in the United States and Latin America, partially offset by lower sales of wireless telecommunications equipment particularly related to the BellSouth Cellular Corp. contract. DIRECTV subscribers at June 1997 month-end totaled 2,639,000 in the United States and 162,000 in Latin America.

      Operating profit in the second quarter was $40.2 million compared with $57.0 million reported in the same period of 1996. This decline was largely the result of lower wireless telecommunications equipment sales and margins, and start-up operating losses from the Company's Latin American DIRECTV subsidiary, Galaxy Latin America. As a result, second quarter operating profit margin declined to 3.5% compared with 6.0% last year.

                             AUTOMOTIVE ELECTRONICS

      Revenues for the second quarter decreased 6.0% to $1,460.6 million from revenues of $1,553.8 million for the same period in 1996. The decline reflects a 6.9% decrease in GM vehicles produced in the United States and Canada (excluding joint ventures) primarily related to work stoppages at two key GM assembly plants which resulted in an estimated loss of 96,000 units of production. Also contributing to reduced revenues was a 2.2% decline in Delco-supplied electronic content in these vehicles from $896 to $876 per vehicle. Partially offsetting these reductions was a 10.8% increase in international and non-GM sales to $287 million.

      Operating profit declined to $134.4 million in the quarter from $236.4 million in the comparable 1996 period. The decline was primarily due to lower production volumes, price reductions resulting from competitive pricing in connection with GM's global sourcing initiative, and the impact from continued international expansion. As a result, second quarter operating profit margin declined to 9.2% from 15.3% in 1996.

                         AEROSPACE AND DEFENSE SYSTEMS

      Second quarter 1997 revenues were $1,637.6 million, an 8.5% increase over revenues of $1,509.8 million reported last year. The growth was principally due to additional revenues resulting from the build-up of several newer programs, particularly information systems and services programs such as Desktop V, Wide Area Augmentation System, and Hughes Air Warfare Center, and the acquisition in March 1997 of the Marine Systems Group of Alliant Techsystems.

      Operating profit for the period increased to $162.8 million compared with $161.4 million for the second quarter of 1996. The 1997 second quarter operating profit margin was 10.0% compared with 10.7% last year. The reduced operating profit margin was primarily due to provisions taken on certain air traffic control and training contracts offset in part by strong performance on several radar programs.

CONSOLIDATED STATEMENT OF INCOME AND
AVAILABLE SEPARATE CONSOLIDATED NET INCOME
(Dollars in Millions Except Per Share Amounts)


                                                                Six Months
                                           Second Quarter      Ended June 30,
                                           1997     1996       1997      1996
                                       --------  -------    -------   -------
Revenues
Net sales
   Outside customers                   $2,931.8 $2,531.2    $5,697.5 $4,970.1
   General Motors and affiliates        1,333.8  1,501.4     2,696.3  2,676.1
Other income - net                        490.1     18.0       500.0    136.4


Total Revenues                          4,755.7  4,050.6     8,893.8  7,782.6



Costs and Expenses
Cost of sales and other operating charges,
   exclusive of items listed below      3,325.0  3,094.6     6,541.8  5,891.1
Selling, general, and administrative
   expenses                               436.0    358.0       876.5    658.3
Depreciation and amortization             165.5    129.6       311.6    261.2
Amortization of GM purchase accounting adjustments
   related to Hughes Aircraft Company      30.6     30.6        61.2     61.2
Interest expense - net                     23.8      1.4        27.7      6.6


Total Costs and Expenses                3,980.9  3,614.2     7,818.8  6,878.4



Income before Income Taxes and
   Minority Interests                     774.8    436.4     1,075.0    904.2
Income taxes                              275.1    172.3       385.3    363.7
Minority interests in net losses of
   subsidiaries                            11.1     11.9        25.7     16.6


Net Income                                510.8    276.0       715.4    557.1
Adjustments to exclude the effect of GM
   purchase accounting adjustments
   related to Hughes Aircraft Company      30.6     30.6        61.2     61.2


Earnings Used for Computation of Available
   Separate Consolidated Net Income      $541.4   $306.6      $776.6   $618.3


Available Separate Consolidated Net
   Income                                $136.7    $75.2      $195.8   $151.2


Net Earnings Attributable to General
   Motors Class H Common Stock on a Per
   Share Basis                            $1.35    $0.77       $1.94    $1.55



Certain  1996  amounts  have  been   reclassified   to  conform  with  the  1997
presentation.

CONSOLIDATED BALANCE SHEET
(Dollars in Millions)
                                               June 30,       December 31,
ASSETS                                            1997                1996
------                                          ------         -----------

Current Assets
Cash and cash equivalents                     $1,308.5           $1,161.3
Accounts and notes receivable
  Trade receivables                            1,366.8            1,200.6
  General Motors and affiliates                  106.2              113.4
Contracts in process                           2,264.0            2,186.5
Inventories                                    1,779.8            1,528.5
Prepaid expenses, including deferred income
   taxes                                         704.9              568.1

Total Current Assets                           7,530.2            6,758.4
Property - Net                                 2,940.9            2,886.6
Telecommunications and Other Equipment - Net   2,289.9            1,133.5
Intangible Assets - Net                        5,820.1            3,466.0
Investments and Other Assets                   2,564.1            2,235.6

Total Assets                                 $21,145.2          $16,480.1
============                                 ==========         ==========

LIABILITIES AND STOCKHOLDER'S EQUITY
Current Liabilities
Accounts payable
  Outside                                       $983.9             $896.4
  General Motors and affiliates                   13.4               27.5
Advances on contracts                            711.0              868.9
Notes and loans payable                          801.4              248.1
Income taxes payable                             216.1              132.9
Accrued liabilities                            1,799.6            2,025.8

Total Current Liabilities                      4,525.4            4,199.6
Long-Term Debt and Capitalized Leases          2,405.8               34.5
Postretirement Benefits Other Than Pensions    1,680.8            1,658.9
Other Liabilities and Deferred Credits         1,788.1            1,386.4
Minority Interests                               644.0               20.8
Redeemable Preferred Stock of Subsidiary         401.5                -
Total Stockholder's Equity                     9,699.6            9,179.9
--------------------------                     --------           --------

Total Liabilities and Stockholder's Equity   $21,145.2          $16,480.1
==========================================   ==========         ==========

Holders of GM Class H common stock have no direct rights in the equity or assets of Hughes, but rather have rights in the equity and assets of General Motors (which includes 100% of the stock of Hughes).


Certain  1996  amounts  have  been   reclassified   to  conform  with  the  1997
presentation.

PRO FORMA SELECTED SEGMENT DATA*
(Dollars in Millions)
                                                                  Six Months
                                            Second Quarter      Ended June 30,
                                            1997     1996       1997      1996
                                            ----     ----       ----      ----
TELECOMMUNICATIONS AND SPACE
Revenues
    Amount                             $1,618.8    $940.8    $2,628.1  $1,873.6
    As a percentage of Hughes Revenues     34.1%     23.2%       29.6%     24.1%
Net Sales                              $1,138.3    $950.3    $2,157.1  $1,771.3
Operating Profit (1)                      $40.2     $57.0       $47.3    $131.5
Operating Profit Margin (2)                 3.5%      6.0%        2.2%      7.4%
Depreciation and Amortization (3)         $66.9     $41.7      $117.2     $87.9
Capital Expenditures (4)                 $125.0    $165.3      $219.0    $235.6

AUTOMOTIVE ELECTRONICS
Revenues
    Amount                             $1,460.6  $1,553.8    $2,907.1  $2,824.5
    As a percentage of Hughes Revenues     30.7%     38.4%       32.7%     36.3%
Net Sales                              $1,456.9  $1,540.2    $2,890.8  $2,800.4
Operating Profit (1)                     $134.4    $236.4      $280.0    $395.7
Operating Profit Margin (2)                 9.2%     15.3%        9.7%     14.1%
Depreciation and Amortization             $55.6     $50.5      $111.8     $99.3
Capital Expenditures                      $36.5     $52.1       $72.3    $102.4

AEROSPACE AND DEFENSE SYSTEMS
Revenues
    Amount                             $1,637.6  $1,509.8    $3,284.2  $3,022.2
    As a percentage of Hughes Revenues     34.4%     37.3%       36.9%     38.8%
Net Sales                              $1,635.1  $1,512.0    $3,279.9  $3,014.2
Operating Profit (1)                     $162.8    $161.4      $336.3    $319.3
Operating Profit Margin (2)                10.0%     10.7%       10.3%     10.6%
Depreciation and Amortization (3)         $39.5     $33.3       $76.5    $66.0
Capital Expenditures                      $37.7     $26.6       $68.1     $55.1

CORPORATE AND OTHER
Operating Profit (Loss) (1)                $1.7     $(4.4)       $0.3    $(10.9)
===========================               =====    ======       =====   =======

Certain  1996  amounts  have  been   reclassified   to  conform  with  the  1997
presentation.

* The Consolidated Financial Statements reflect the application of purchase accounting adjustments related to GM's acquisition of Hughes Aircraft Company. However, as provided in the General Motors Certificate of Incorporation, the earnings attributable to GM Class H common stock for purposes of determining the amount available for the payment of dividends on GM Class H common stock specifically excludes such adjustments. In order to provide additional analytical data, the above unaudited pro forma selected segment data, which excludes the purchase accounting adjustments related to GM's acquisition of Hughes Aircraft Company, is presented.
(1)Net Sales less Total Costs and Expenses other than Interest Expense.
(2)Operating Profit as a percentage of Net Sales.
(3)Excludes amortization arising from purchase accounting adjustments related to GM's acquisition of Hughes Aircraft Company amounting to $5.3 million in each of the second quarters and $10.6 million in each of the six-month periods for the Telecommunications and Space segment and $25.2 million in each of the second quarters and $50.4 million in each of the six-month periods for the Aerospace and Defense Systems segment.
(4)Includes expenditures related to telecommunications and other equipment amounting to $72.0 million, $87.9 million, $129.6 million, and $103.9 million, respectively.

                     GENERAL MOTORS ACCEPTANCE CORPORATION
                                  NEWS RELEASE

DETROIT -- GMAC (General Motors Acceptance Corporation) reported second-quarter 1997 consolidated net income of $338 million, down 3% from $350 million earned in the second quarter of 1996, GMAC President John R. Rines announced today. GMAC's consolidated second quarter results brought net income for the first six months of 1997 to $710 million, up 8% from $659 million earned in the same period last year.
      In the quarter, net income from financing operations, including the GMAC Mortgage Group, totaled $296 million, compared with $318 million earned in the second quarter of 1996. Earnings were lower from one year ago for GMAC's auto financing operation, primarily due to reduced net financing margins.
      GMAC's insurance subsidiary, Motors Insurance Corporation (MIC), generated net income of $42 million in the second quarter of 1997, compared with $32 million earned one year ago. MIC's earnings increase was primarily due to favorable claims experience in commercial and extended warranty coverages.


                                    * * *

                                   SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                            GENERAL MOTORS CORPORATION
                                            --------------------------
                                                   (Registrant)
Date    July 16, 1997
        -----------------
                                          By
                                            s/Peter R. Bible
                                            -------------------------------
                                            (Peter R. Bible,
                                             Chief Accounting Officer)